Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS FINANCIAL SERVICES, INC. REPORTS FIRST QUARTER PROFIT OF $3.3 MILLION

Record Loan Balances and Excellent Asset Quality Drive Increase in Net Income

Madison, WI - April 24, 2014 (GLOBE NEWSWIRE) - First Business Financial Services, Inc. (the “Company”) (NASDAQ: FBIZ), the parent company of First Business Bank and First Business Bank - Milwaukee, today reported strong first quarter profitability, a result of continued execution of its strategic objectives. During the quarter the Company grew loans to record levels, added low-cost deposits and delivered record trust and investment service fees, all while maintaining an efficiency ratio below 60%.

Highlights for the quarter ended March 31, 2014 include:

•	Net income for the first quarter of 2014 totaled $3.3 million, compared to $3.2 million in the first quarter of 2013.

•
Pre-tax adjusted earnings, defined as pre-tax income excluding the effects of provision for loan and lease losses, other identifiable costs of credit and other discrete items unrelated to the Company’s primary business activities, totaled $5.3 million in the first quarter of 2014, compared to $5.0 million in the first quarter of 2013.

•	At 1.06%, first quarter 2014 annualized return on average assets exceeded 1.0% for the fifth consecutive quarter.

•	At 12.01%, first quarter 2014 annualized return on average equity exceeded 12.0% for the seventh consecutive quarter.

•
Top line revenue, consisting of net interest income and non-interest income, increased 8% to $13.1 million for the quarter ended March 31, 2014, compared to $12.2 million for the first quarter of 2013.

•
Trust and investment service fee income was a record $1.1 million, reflecting trust assets under management and administration of $969.3 million as of March 31, 2014, an increase of $126.3 million, or 15%, from March 31, 2013.

•	The Company’s efficiency ratio of 59.84% marked its seventh consecutive quarter below 60%.

•	Period-end net loans and leases grew for the eighth consecutive quarter, reaching a record $971.2 million at March 31, 2014.

•
Average in-market deposit balances remained strong at $736.0 million for the three months ended March 31, 2014, up 2% from $722.7 million in the first quarter of 2013. The Company’s in-market funding mix benefited from year-over-year growth in low-cost transaction deposits and non-interest-bearing deposit balances of 13%, or $25.2 million.

•	Net interest margin measured 3.58% for the quarter ended March 31, 2014, improving 5 basis points compared to the same period of 2013.

•	Non-performing assets of $14.4 million at March 31, 2014 decreased by $1.7 million, or 11%, from December 31, 2013.

•
The Company recognized no charge-offs during the first quarter of 2014 and $20,000 of recoveries on loans previously charged off, resulting in a ratio of annualized net recoveries to average loans and leases of 0.01%.

The Company recorded net income of $3.3 million in the first quarter of 2014, compared to $3.8 million earned in the fourth quarter of 2013 and $3.2 million in the first quarter of 2013. Diluted earnings per common share were $0.84 for the first quarter of 2014, compared to $0.95 for the linked quarter and $0.83 for the first quarter of 2013. Lower earnings compared to the linked quarter principally resulted from typical first quarter increases in compensation expense and continued investment in personnel, while improved earnings compared to the first quarter of 2013 were driven by higher top line revenue production. Linked quarter comparisons include the impact of the Company’s fourth quarter 2013 endowment to the First Business Charitable Foundation, totaling $1.3 million, and a negative $1.2 million provision for loan and lease losses which resulted from the Company’s annual fourth quarter review of credit loss factors. Although the Company completes its migration analysis on a quarterly basis in determining the appropriateness of the allowance for loan loss, it only updates its loss factors used in such analysis in the fourth quarter of each year.

“First Business started 2014 with another quarter of solid results by capitalizing on momentum achieved in 2013,” said Corey A. Chambas, President and Chief Executive Officer. “We are pleased that our significant and opportunistic investment in talent, products and technology is producing the desired outcomes: continued loan growth, increased treasury management revenues, excellent asset quality, record trust revenues and sustained efficiency. We remain focused on executing our strategic objectives for growth and improving the fundamental strengths and competitive position of our franchise in 2014.”

Core Business Results

Net interest income totaled $10.8 million in the first quarter of 2014, compared to $11.0 million in the linked quarter. Interest income declined $361,000, compared to the linked quarter, as lower commercial real estate balances and yields offset growth in commercial and industrial (“C&I”) loan balances and yields. This was partially offset by a $178,000 decline in interest expense due to a $4.0 million paydown of subordinated debt and the combined effect of lower average brokered certificate of deposit balances and a six basis point reduction in the rate paid on those funds.

Compared to the first quarter of 2013, net interest income grew $572,000, or 5.6%, as lower funding costs and earning asset growth offset declines in earning asset yields. Interest income benefited from earning asset balances that were 4.2% higher than in the prior-year period due to 8.6% growth in average loans. The Company’s continued success in executing on its strategic objective to increase business loans effectively offset the 43 basis point compression in average loan yields in the sustained low-rate environment. In addition, compared to the prior-year period, interest expense declined by $489,000, or 15.8%, principally due to a 47 basis point reduction in the average rate paid on brokered certificates of deposit. Funding costs further declined as a result of the paydown of subordinated debt and continued growth in the Company’s in-market deposit relationships at lower average rates than those paid in the prior-year period. Period-end in-market client deposits - comprised of all transaction accounts, money market accounts, and non-brokered certificates of deposit - grew 1.2% to $731.2 million at March 31, 2014 from $722.5 million at March 31, 2013.

First quarter 2014 net interest margin of 3.58% improved 5 basis points compared to the first quarter of 2013 and declined 2 basis points compared to 3.60% in the fourth quarter of 2013. Management believes that net interest margin stability continues to differentiate the Company from many community and regional bank peers.

Growth in non-interest income reflects the continued success of the Company’s initiatives to grow full-service banking relationships. Non-interest income of $2.3 million for the first quarter of 2014 increased $130,000, or 5.9%, from the fourth quarter of 2013 and $368,000, or 18.8%, from the first quarter of 2013. Continued growth in trust and investment services fee income benefited both the linked quarter and year-over-year comparisons, as growth in client accounts and rising equity market values drove trust assets under administration and management to a record $969.3 million at March 31, 2014, compared to $959.0 million and $843.0 million at December 31, 2013 and March 31, 2013, respectively. Trust and investment services fee income of $1.1 million grew $85,000 and $241,000 on a linked quarter and year-over-year basis, respectively. Service charges on deposits totaled $567,000 for the first quarter of 2014, down from the linked quarter but representing an increase of $84,000, or 17.4%, from the first quarter of 2013 due to growth in customer accounts. In addition, loan fees of $390,000 improved $81,000 and $32,000 on a linked quarter and year-over-year basis, respectively.

Non-interest expense for the first quarter of 2014 was $7.9 million, a decrease of $704,000, or 8.2%, compared to the fourth quarter of 2013 and an increase of $674,000, or 9.4%, compared to the first quarter of 2013. The lower non-interest expense on a linked quarter basis was a result of the Company’s $1.3 million endowment to the First Business Charitable Foundation in the fourth quarter of 2013. Excluding the charitable contribution, non-interest expense grew $596,000, or 8.2%, on a linked quarter basis primarily due to typical first quarter increases in compensation costs and continued investment in personnel. In addition, collateral liquidation costs for the first quarter of 2014 increased by $130,000, while the fourth quarter of 2013 benefited from $118,000 in net gains on the sales of foreclosed properties. Compared to the first quarter of 2013, the Company experienced a $331,000 increase in compensation expense due to its continued investment in personnel and annual merit increases. Year-over-year expense growth also reflected a $173,000 increase in collateral liquidation costs, as the Company incurred costs to facilitate resolution of certain problem loans in the first quarter of 2014 and experienced a net recovery of costs in the prior-year period. The Company continues to expect gradual improvement in problem credit resolutions. Non-interest expense growth remained aligned with top line revenue growth as reflected in the first quarter 2014 efficiency ratio of 59.84%, marking the seventh consecutive quarter below 60%.

The provision for loan and lease losses for the first quarter of 2014 was $180,000, compared to $80,000 in the first quarter of 2013. In the fourth quarter of 2013, the Company recorded a negative provision of $1.2 million as a result of its annual review of credit loss factors. First quarter 2014 loan and lease loss provision primarily reflected additions to the loan and lease loss allowance commensurate with loan growth and an increase of specific reserves required on previously identified impaired loans. During the first quarter of 2014, the Company experienced no charge-offs and recognized $20,000 in recoveries on previously charged-off loans, compared to net charge-offs totaling $82,000 in the fourth quarter of 2013 and net recoveries of $27,000 in the first quarter of 2013. Annualized net recoveries as a percentage of average loans and leases measured 0.01% for the first quarter of 2014 and 2013, compared to annualized net charge-offs as a percentage of average loans and leases of 0.03% in the fourth quarter of 2013.

Continued Loan Growth and Asset Quality Strength

Period-end net loans and leases grew for the eighth consecutive quarter, reaching a record $971.2 million at March 31, 2014. Balances grew $4.2 million from December 31, 2013 and $70.1 million, or 7.8%, from March 31, 2013. Measured on an average basis, the Company experienced year-over-year growth across each of its loan portfolios, particularly C&I loans and the asset-based lending business, as a result of successful initiatives to attract new customers and capitalize on market opportunities.

Management believes that asset quality continues to be a source of strength and differentiation for the Company relative to many of its peers. The ratio of non-performing assets to total assets measured 1.13% at March 31, 2014, compared to 1.28% at December 31, 2013 and 1.03% at March 31, 2013. Non-performing assets declined by $1.7 million, or 10.8%, from December 31, 2013 to March 31, 2014 and increased by $1.9 million, or 14.8%, from March 31, 2013 to March 31, 2014. The year-over-year increase was primarily due to the fourth quarter 2013 addition of one relationship which management continues to believe is not systemic in nature. Overall, the continued success of certain exit strategies, including payoffs and paydowns, as well as improved client performance resulting in a return to accrual status, continues to benefit asset quality. The Company’s allowance for loan and lease losses as a percentage of total loans and leases measured 1.43% as of March 31, 2014, compared to 1.42% at December 31, 2013 and 1.69% at March 31, 2013.

Capital Strength

The Company’s earnings power continues to generate capital, and its capital ratios are in excess of the highest required regulatory benchmark levels. As of March 31, 2014, total capital to risk-weighted assets was 12.92%, tier 1 capital to risk-weighted assets was 10.96% and tier 1 capital to average assets was 9.67%.

Quarterly Dividend

As previously announced, during the first quarter of 2014 the Company's Board of Directors approved a $0.21 quarterly cash dividend on its common stock, which was paid on February 21, 2014 to shareholders of record at the close of business on February 11, 2014.  The Board of Directors routinely considers dividend declarations as part of its normal course of business.

About First Business Financial Services, Inc.

First Business Financial Services (NASDAQ: FBIZ) is a $1.3 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the second largest Wisconsin-based commercial bank holding company listed on NASDAQ or the New York Stock Exchange. Its companies include: First Business Bank - Madison; First Business Bank - Milwaukee; First Business Bank - Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s 2013 annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
James F. Ropella, Senior Vice President
and Chief Financial Officer
608-232-5970
jropella@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(Dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
ASSETS
Cash and cash equivalents	$76,396	$81,286	$96,114	$106,578	$75,212
Securities available-for-sale, at fair value	185,547	180,118	186,242	194,498	201,804
Loans and leases receivable	985,319	980,951	956,345	947,915	916,656
Allowance for loan and lease losses	(14,101)	(13,901)	(15,185)	(15,202)	(15,507)
Loans and leases, net	971,218	967,050	941,160	932,713	901,149
Leasehold improvements and equipment, net	1,186	1,155	1,182	1,218	1,128
Foreclosed properties	333	333	595	565	905
Cash surrender value of bank-owned life insurance	23,348	23,142	22,906	22,691	22,479
Investment in Federal Home Loan Bank stock, at cost	1,255	1,255	1,255	1,829	1,144
Accrued interest receivable and other assets	14,489	14,316	15,485	15,977	16,466
Total assets	$1,273,772	$1,268,655	$1,264,939	$1,276,069	$1,220,287
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$731,164	$736,323	$713,993	$691,001	$722,456
Brokered CDs	405,536	393,532	414,338	451,978	349,330
Total deposits	1,136,700	1,129,855	1,128,331	1,142,979	1,071,786
Federal Home Loan Bank and other borrowings	7,936	11,936	11,936	11,936	26,936
Junior subordinated notes	10,315	10,315	10,315	10,315	10,315
Accrued interest payable and other liabilities	6,626	7,274	8,258	7,601	9,103
Total liabilities	1,161,577	1,159,380	1,158,840	1,172,831	1,118,140
Total stockholders’ equity	112,195	109,275	106,099	103,238	102,147
Total liabilities and stockholders’ equity	$1,273,772	$1,268,655	$1,264,939	$1,276,069	$1,220,287

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Total interest income	$13,402	$13,763	$13,586	$13,142	$13,319
Total interest expense	2,601	2,779	2,887	2,949	3,090
Net interest income	10,801	10,984	10,699	10,193	10,229
Provision for loan and lease losses	180	(1,202)	109	54	80
Net interest income after provision for loan and lease losses	10,621	12,186	10,590	10,139	10,149
Trust and investment services fee income	1,068	983	976	970	827
Service charges on deposits	567	574	549	544	483
Loan fees	390	309	296	332	358
Other	296	325	303	328	285
Total non-interest income	2,321	2,191	2,124	2,174	1,953
Compensation	5,057	4,459	4,586	4,507	4,726
FDIC insurance	190	174	169	193	205
Net collateral liquidation costs (recoveries)	159	29	108	73	(14)
Net (gain) loss on foreclosed properties	—	(118)	(48)	79	(30)
Endowment to First Business Charitable Foundation	—	1,300	—	—	—
Other	2,446	2,712	2,332	2,638	2,291
Total non-interest expense	7,852	8,556	7,147	7,490	7,178
Income before tax expense	5,090	5,821	5,567	4,823	4,924
Income tax expense	1,753	2,061	1,958	1,690	1,680
Net income	$3,337	$3,760	$3,609	$3,133	$3,244

Per common share:
Basic earnings	$0.85	$0.95	$0.92	$0.80	$0.83
Diluted earnings	0.84	0.95	0.91	0.80	0.83
Dividends declared	0.21	0.14	0.14	0.14	0.14
Book value	28.44	27.71	26.94	26.35	26.07
Tangible book value	28.44	27.71	26.94	26.35	26.07

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2014			December 31, 2013			March 31, 2013
	Average balance	Interest	Average yield/rate	Average balance	Interest	Average yield/rate	Average balance	Interest	Average yield/rate
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$636,812	$7,497	4.71%	$642,104	$8,133	5.07%	$617,948	$8,013	5.19%
Commercial and industrial loans(1)	298,696	4,525	6.06%	288,478	4,265	5.91%	251,814	4,088	6.49%
Direct financing leases(1)	26,056	297	4.56%	24,300	282	4.64%	15,015	193	5.14%
Consumer and other loans(1)	17,083	156	3.65%	15,880	153	3.85%	16,711	159	3.81%
Total loans and leases receivable(1)	978,647	12,475	5.10%	970,762	12,833	5.29%	901,488	12,453	5.53%
Mortgage-related securities(2)	151,478	746	1.97%	151,041	734	1.94%	166,005	701	1.69%
Other investment securities(3)	31,950	121	1.51%	33,330	121	1.45%	33,502	109	1.30%
FHLB stock	1,261	1	0.30%	1,255	1	0.36%	1,144	1	0.30%
Short-term investments	43,925	59	0.54%	65,451	74	0.45%	56,332	55	0.39%
Total interest-earning assets	1,207,261	13,402	4.44%	1,221,839	13,763	4.51%	1,158,471	13,319	4.60%
Non-interest-earning assets	57,799			57,233			59,963
Total assets	$1,265,060			$1,279,072			$1,218,434
Interest-bearing liabilities
Transaction accounts	$78,591	45	0.23%	$72,016	41	0.23%	$53,872	28	0.21%
Money market	462,574	587	0.51%	471,610	599	0.51%	459,201	671	0.58%
Certificates of deposit	50,925	120	0.94%	54,400	134	0.99%	66,128	170	1.03%
Brokered certificates of deposit	387,240	1,417	1.46%	399,671	1,515	1.52%	359,257	1,729	1.93%
Total interest-bearing deposits	979,330	2,169	0.89%	997,697	2,289	0.92%	938,458	2,598	1.11%
FHLB advances	3,111	1	0.16%	5	—	—%	1,343	3	0.93%
Other borrowings	8,647	157	7.26%	12,528	210	6.70%	12,048	215	7.14%
Junior subordinated notes	10,315	274	10.63%	10,315	280	10.86%	10,315	274	10.63%
Total interest-bearing liabilities	1,001,403	2,601	1.04%	1,020,545	2,779	1.09%	962,164	3,090	1.28%
Non-interest-bearing demand deposit accounts	143,953			142,738			143,499
Other non-interest-bearing liabilities	8,530			7,436			11,414
Total liabilities	1,153,886			1,170,719			1,117,077
Stockholders’ equity	111,174			108,353			101,357
Total liabilities and stockholders’ equity	$1,265,060			$1,279,072			$1,218,434
Net interest income		$10,801			$10,984			$10,229
Interest rate spread			3.40%			3.42%			3.32%
Net interest-earning assets	$205,858			201,294			$196,307
Net interest margin			3.58%			3.60%			3.53%

(1)	The average balances of loans and leases include non-performing loans and leases. Interest income related to non-performing loans and leases is recognized when collected.

(2)	Includes amortized cost basis of assets available for sale.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

SELECTED FINANCIAL TRENDS

PERFORMANCE RATIOS

	For the Three Months Ended
(Unaudited)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Return on average assets (annualized)	1.06%	1.18%	1.14%	1.02%	1.06%
Return on average equity (annualized)	12.01%	13.88%	13.73%	12.05%	12.80%
Efficiency ratio	59.84%	55.97%	56.11%	59.93%	59.17%
Interest rate spread	3.40%	3.42%	3.38%	3.28%	3.32%
Net interest margin	3.58%	3.60%	3.56%	3.46%	3.53%
Average interest-earning assets to average interest-bearing liabilities	120.56%	119.72%	118.79%	119.05%	120.40%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Total capital to risk-weighted assets	12.92%	13.16%	13.26%	13.12%	13.19%
Tier I capital to risk-weighted assets	10.96%	10.83%	10.89%	10.74%	10.77%
Tier I capital to average assets	9.67%	9.35%	9.20%	9.17%	9.07%
Tangible common equity to tangible assets	8.81%	8.61%	8.39%	8.09%	8.37%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Non-performing loans and leases	$14,110	$15,855	$9,725	$11,241	$11,674
Foreclosed properties, net	333	333	595	565	905
Total non-performing assets	14,443	16,188	10,320	11,806	12,579
Performing troubled debt restructurings	586	371	789	1,076	1,245
Total impaired assets	$15,029	$16,559	$11,109	$12,882	$13,824

Non-performing loans and leases as a percent of total gross loans and leases	1.43%	1.61%	1.02%	1.18%	1.27%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.46%	1.65%	1.08%	1.24%	1.37%
Non-performing assets as a percent of total assets	1.13%	1.28%	0.82%	0.93%	1.03%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.43%	1.42%	1.59%	1.60%	1.69%
Allowance for loan and lease losses as a percent of non-performing loans	99.94%	87.68%	156.14%	135.24%	132.83%

Criticized assets:
Special mention	$—	$—	$—	$—	$—
Substandard	21,283	22,841	17,145	21,564	19,737
Doubtful	—	—	—	—	—
Total criticized assets	$21,283	$22,841	$17,145	$21,564	$19,737
Criticized assets to total assets	1.67%	1.80%	1.36%	1.69%	1.62%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Charge-offs	$—	$120	$135	$647	$11
Recoveries	(20)	(38)	(9)	(288)	(38)
Net (recoveries) charge-offs	$(20)	$82	$126	$359	$(27)
Net (recoveries) charge-offs as a percent of average gross loans and leases (annualized)	(0.01)%	0.03%	0.05%	0.15%	(0.01)%

SELECTED OTHER INFORMATION

(Unaudited)	As of
(Dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Trust assets under management	$787,645	$763,912	$731,076	$676,855	$660,599
Trust assets under administration	181,611	195,056	179,692	175,929	182,376
Total trust assets	$969,256	$958,968	$910,768	$852,784	$842,975

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

PRE-TAX ADJUSTED EARNINGS
“Pre-tax adjusted earnings” is a non-GAAP measure representing pre-tax income excluding the effects of (1) provision for loan and lease losses, (2) other identifiable costs of credit and (3) other discrete items that are unrelated to the Company’s primary business activities. In the judgment of the Company’s management, the presentation of pre-tax adjusted earnings allows the management team, investors and analysts to better assess the growth of the Company’s business by removing the volatility that is associated with costs of credit and other discrete items and facilitates a more streamlined comparison of growth to its benchmark peers. The information provided below reconciles pre-tax adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Income before tax expense	$5,090	$5,821	$5,567	$4,823	$4,924
Add back:
Provision for loan and lease losses	180	(1,202)	109	54	80
Net (gain) loss on foreclosed properties	—	(118)	(48)	79	(30)
Endowment to First Business Charitable Foundation	—	1,300	—	—	—
Pre-tax adjusted earnings	$5,270	$5,801	$5,628	$4,956	$4,974

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Common stockholders’ equity	$112,195	$109,275	$106,099	$103,238	$102,147
Intangible assets	—	—	—	—	—
Tangible common equity	$112,195	$109,275	$106,099	$103,238	$102,147
Common shares outstanding	3,944,795	3,943,997	3,938,423	3,918,347	3,918,758
Book value per share	$28.44	$27.71	$26.94	$26.35	$26.07
Tangible book value per share	28.44	27.71	26.94	26.35	26.07

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS

‘‘Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by other intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period-to-period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Common stockholders’ equity	$112,195	$109,275	$106,099	$103,238	$102,147
Intangible assets	—	—	—	—	—
Tangible common equity	$112,195	$109,275	$106,099	$103,238	$102,147
Total assets	$1,273,772	$1,268,655	$1,264,939	$1,276,069	$1,220,287
Intangible assets	—	—	—	—	—
Tangible assets	$1,273,772	$1,268,655	$1,264,939	$1,276,069	$1,220,287
Tangible common equity to tangible assets	8.81%	8.61%	8.39%	8.09%	8.37%

EFFICIENCY RATIO

“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties, other discrete items that are unrelated to the Company’s primary business activities and amortization of other intangible assets, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to its business. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Total non-interest expense	$7,852	$8,556	$7,147	$7,490	$7,178
Less:
Net (gain) loss on foreclosed properties	—	(118)	(48)	79	(30)
Amortization of other intangible assets	—	—	—	—	—
Endowment to First Business Charitable Foundation	—	1,300	—	—	—
Total operating expense	$7,852	$7,374	$7,195	$7,411	$7,208
Net interest income	$10,801	$10,984	$10,699	$10,193	$10,229
Total non-interest income	2,321	2,191	2,124	2,174	1,953
Less:
Gain on sale of securities	—	—	—	—	—
Total operating revenue	$13,122	$13,175	$12,823	$12,367	$12,182
Efficiency ratio	59.84%	55.97%	56.11%	59.93%	59.17%